ASIA GLOBAL HOLDINGS CORP.
A Nevada corporation

WRITTEN CONSEN TO ACTION
WITHOUT A MEETING
BY THE
BOARD OF DIRECTORS

(Authorizing Conversion of Series A Preferred)

We, the undersigned, being the sole members of the Board of Directors of Asia Global Holdings Corp., hereby adopt the following recitals and resolutions by their written consent thereto, effective as of October 9, 2007, hereby waiving all notice of and the holding of a meeting of the directors to act upon such resolutions.

Authorizing Conversion of 100,000 Series A Preferred

RESOLVED, on October 9, 2007, the Company received a letter from Mr. Michael Mak giving the Company notice that Mr. Mak intends to convert One Hundred Thousand (100,000) shares of his Series A Convertible Preferred Stock into Twenty Million (20,000,000) 144 Restricted shares of the Company's Common Stock; and

RESOLVED FURTHER, on pursuant to the Certificate of Designation, as amended, the Company is waiving the ten (10) day written notice period; and

RESOLVED FURTHER, that the Company hereby authorizes the conversion of the 100,000 Series A shares into 20,000,000 144 Restricted Shares of Common Stock; and

RESOLVED FURTHER, the Officers of the Corporation are hereby authorized and directed to contact the Company's Transfer Agent, Corporate Stock Transfer, and request that they convert 100,000 Series A Shares of Mr. Mak's into 20,000,000 144 Restricted Shares of Common Stock; and

RESOLVED FURTHER, the Officers of the Corporation are hereby authorized and directed to take any further actions necessary to implement the purpose of the resolutions stated herein above; and

RESOLVED FURTHER, the Secretary of the Corporation is hereby instructed to place a copy of these minutes in the Minute Book of the Corporation.

This consent is executed pursuant to the Revised Corporate Codes of Nevada.

Michael Mak, Director

John Leper, Director